FAIRCHILD INCREASING ITS CLAIM HOLDINGS IN CANADIAN DIAMOND
                           PLAY TO OVER 350,000 ACRES

VANCOUVER, British Columbia, June 26, 2001 -- Fairchild International (OTC Bulletin Board: FRCD) has optioned additional ground in northeastern Manitoba from Indicator Explorations Ltd., one of the first companies to actively sarch for diamonds in that Canadian province. Other companies prospecting in the area include privately held DeBeers, Kennecott Explorations, a division of Rio Tinto and Rockwell Ventures are actively participating.

The new diamond exploration properties in northeastern Manitoba are the Rapid Hill Special Exploration Permit 99-6 (24,350 acres), the Rapid Lake Special Exploration Permit 2001-4 (5,600 acres) and the Yakow Lake Special Exploration Permit 2001-9 (24,500 acres). This now gives Fairchild over 350,000 acres in the area.

"The recovery of indicator minerals (including G10's) and the presence of magnetic targets in close proximity to a major structural feature within the confines of these properties suggests the presence of kimberlites, the principal host rocks for diamonds," notes David Duval, Fairchild's Vice President, Exploration and Development.

The agreement with Indicator Explorations Ltd. for these properties includes an "Initial Option Agreement" under which Fairchild has agreed to pay Indicator the sum of $2,500 (these funds also apply to the earlier option for Permit 182) and issue to Indicator a total of 200,000 shares on or before June 15, 2001 (subject to a one-year hold period). Following receipt of the above, Fairchild will have the right to execute a formal option agreement for the properties on or before August 15, 2001 under the terms described below.

Fairchild will have the exclusive right and option to acquire a 100% undivided, recorded, and beneficial interest in and to the properties by paying Indicator fees totaling $274,000, by issuing to Indicator 30,000 common shares in the capital of Fairchild (subject to a one year hold) and by Fairchild incurring and filing with the Manitoba government $250,000 of allowable Assessment Work on the properties, to be respectively paid, issued, incurred and filed as follows:

o $14,000 fees to be paid and the said 30,000 restricted common shares to be issued to Indicator upon signature of this Agreement ; and

o $50,000 of Assessment Work on the properties to be incurred and filed with the government before November 7, 2001, this being an irrevocable commitment upon signature of the Agreement; and

o     $30,000 additional fees to be paid to Indicator on November 7, 2001; and

o $50,000 additional Assessment Work on the properties to be incurred and filed with the government before November 7, 2002; and

o     $50,000 additional fees to be paid to Indicator on November 7, 2002; and

o $70,000 additional Assessment Work on the properties to be incurred and filed with the government before November 7, 2003;

o     $80,000 additional fees to be paid to Indicator on November 7, 2003.

o $80,000 additional Assessment Work on the Properties to be incurred and filed with the government before November 7, 2004; and


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o     $100,000 additional fees to be paid to Indicator on November 7, 2004.

A 3% Gross Overriding Royalty applies to any diamond production from the property and a 3% Net Smelter Return Royalty (NSR) is applicable to the production of all other ores, minerals, metals and concentrates. These royalties also apply to Permit 182 which also falls under an Initial Option Agreement.

ABOUT FAIRCHILD INTERNATIONAL

Fairchild International Corporation is a fully-reporting U.S. publicly-listed company trading on the OTC Bulletin Board under the symbol: FRCD. It is a natural resources corporation involved in diamond exploration in Canada's northeastern sector of the province of Manitoba, which has been cited by many mining experts as one of the world's most active diamond exploration areas. The company also has a working partnership with Greka Resources (OTC Bulletin Board:
GRKA) and Micro Enviro Systems (OTC Bulletin Board: MSEV) in the San Joaquin Valley of California, one of the most prolific oil and gas regions in North America.

SOURCE Fairchild International
CONTACT: Corporate Communications of Fairchild International, 1-888-864-7372 in North America, 1-604-646-5614 outside the U.S. & Canada, or ir@FairchildInternational.com